As filed with the Securities and Exchange Commission on April 19, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MGM Growth Properties LLC

(Exact name of registrant as specified in its charter)

Delaware	47-5513237
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6385 S. Rainbow Boulevard, Suite 500

Las Vegas, Nevada 89118

(702) 669-1480

(Address of Principal Executive Offices) (Zip Code)

MGM Growth Properties LLC

2016 Omnibus Incentive Plan

(Full title of the plan)

John M. McManus, Esq.

Executive Vice President, General Counsel and Secretary

MGM Resorts International

3600 Las Vegas Boulevard South

Las Vegas, Nevada 89109

(Name and address of agent for service)

(702) 693-7120

(Telephone number, including area code, of agent for service)

With a copy to:

Michael J. Aiello, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000	Rod Miller, Esq. Milbank, Tweed, Hadley & McCloy LLP 28 Liberty Street New York, New York 10005 (212) 530-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common shares representing limited liability company interests	2,500,000 shares(1)	$21.00(2)	$52,500,000(2)	$5,286.75(2)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares representing limited liability company interests, which may be offered and issued to prevent dilution resulting from adjustments as a result of share splits, share dividends, recapitalizations, reclassifications, reorganizations or other similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based on the initial public offering price of $21.00 per share.

EXPLANATORY NOTE

The purpose of this Form S-8 Registration Statement is to register an aggregate of 2,500,000 Class A common shares representing limited liability company interests (the “shares”), of MGM Growth Properties LLC, a Delaware limited liability company (the “Registrant” or “MGP”), that may be offered pursuant to the MGM Growth Properties LLC 2016 Omnibus Incentive Plan (the “2016 Omnibus Incentive Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the 2016 Omnibus Incentive Plan covered by this Registration Statement as required by Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement. This information and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following filed with the Commission by the Registrant are incorporated herein by reference:

1.	The Registrant’s prospectus contained in the Registrant’s Registration Statement on Form S-11, as amended (File No. 333-210322), in which there is set forth the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

2.	The Registrant’s prospectus dated April 19, 2016 to be filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the Registrant’s Registration Statement on Form S-11, as amended (File No. 333-210322);

3.	The Registrant’s reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended since the end of the fiscal year covered by the document listed in the first item above; and

4.	The description of the shares contained in the Registrant’s Registration Statement on Form 8-A filed on April 11, 2016 (File No. 001-37733) under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished to, rather than filed with, the Commission), but prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s limited liability company agreement provides that the Registrant will generally indemnify officers and members of its board of directors to the fullest extent permitted by law against all losses, claims, damages or similar events. The Registrant’s limited liability company agreement is filed as an exhibit hereto. Subject to any terms, conditions or restrictions set forth in the Registrant’s limited liability company agreement, Section 18-108 of the Delaware LLC Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against all claims and demands whatsoever.

The Registrant expects to maintain standard policies of insurance that provide coverage (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to itself with respect to indemnification payments that it may make to such directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index in this Registration Statement, which is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on April 19, 2016.

MGM GROWTH PROPERTIES LLC

By:	/s/ James C. Stewart
James C. Stewart
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature to this Registration Statement appears below hereby constitutes and appoints John M. McManus and Andrew Hagopian III, and each of them, acting alone, as such person’s true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person’s name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all pre-effective amendments and post-effective amendments to this registration statement (including any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), with all exhibits thereto and other documents in connection therewith, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitutes therefor, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James C. Stewart James C. Stewart	Chief Executive Officer (Principal Executive Officer)	April 19, 2016

/s/ Andy H. Chien Andy H. Chien	Chief Financial Officer (Principal Financial and Accounting Officer)	April 19, 2016

/s/ James J. Murren James J. Murren	Chairman of the Board	April 19, 2016

/s/ Michael J. Rietbrock Michael J. Rietbrock	Director	April 19, 2016

/s/ Thomas A. Roberts Thomas A. Roberts	Director	April 19, 2016

/s/ Daniel J. Taylor Daniel J. Taylor	Director	April 19, 2016

/s/ Elisa C. Gois Elisa C. Gois	Director	April 19, 2016

/s/ William J. Hornbuckle William J. Hornbuckle	Director	April 19, 2016

/s/ John M. McManus John M. McManus	Director	April 19, 2016

EXHIBIT INDEX

Exhibit Number	Description

4.1*	Amended and Restated Limited Liability Company Agreement of MGP

5.1*	Opinion of Milbank, Tweed, Hadley & McCloy LLP

23.1*	Consent of Deloitte & Touche LLP for Propco (Predecessor)

23.2*	Consent of Deloitte & Touche LLP for MGM Growth Properties LLC

23.3*	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (contained on signature pages hereto)

99.1*	MGM Growth Properties LLC 2016 Omnibus Incentive Plan

99.2	Form of Performance Share Units Agreement under the MGM Growth Properties LLC 2016 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.13 to the Registrant’s Amendment No. 3 to Registration Statement on Form S-11 filed on April 8, 2016).

99.3	Form of 2016 Restricted Share Units Agreement (Non-Employee Directors) under the MGM Growth Properties LLC 2016 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.14 to the Registrant’s Amendment No. 3 to Registration Statement on Form S-11 filed on April 8, 2016).

99.4	Form of 2016 Restricted Share Units Agreement (Employees) under the MGM Growth Properties LLC 2016 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.15 to the Registrant’s Amendment No. 3 to Registration Statement on Form S-11 filed on April 8, 2016).

99.5	Form of Restricted Share Units Agreement (MGM Non-Employee Directors) under the MGM Growth Properties LLC 2016 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.16 to the Registrant’s Amendment No. 3 to Registration Statement on Form S-11 filed on April 8, 2016).

99.6	Form of Restricted Share Units Agreement (MGM Employees) under the MGM Growth Properties LLC 2016 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.17 to the Registrant’s Amendment No. 3 to Registration Statement on Form S-11 filed on April 8, 2016).

*	Filed herewith

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